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                                                                      EXHIBIT 11
                             JOHNSON CONTROLS, INC.
                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE
                      (In millions, except per share data)


                                       For the Three Months   For the Six Months
                                         Ended March 31,        Ended March 31,
                                       --------------------   ------------------
                                          1995     1994         1995    1994
                                          ----     ----         ----    ----
PRIMARY EARNINGS PER SHARE

Net Income                                $32.3    $25.5       $73.5    $63.6

    Preferred dividends, net of tax
      benefit                              (2.3)    (2.3)       (4.7)    (4.6)
                                          -----    -----       -----    -----
Earnings available for common
    shareholders                          $30.0    $23.2       $68.8    $59.0
                                          -----    -----       -----    -----

Average common shares outstanding
    Common stock                           40.8     40.6        40.8     40.6

    Common stock equivalents -
      Assumed exercise of stock options     0.2      0.5         0.2      0.5
                                          -----    -----       -----    -----
                                           41.0     41.1        41.0     41.1
                                          -----    -----       -----    -----
Primary earnings per share                $0.73    $0.56       $1.68    $1.43
                                          =====    =====       =====    =====

FULLY DILUTED EARNINGS PER SHARE

Net Income                                $32.3    $25.5       $73.5    $63.6

    After tax compensation expense
      which would arise from the assumed
      conversion of the Series D
      Convertible Preferred Stock          (1.4)    (1.5)       (2.9)    (3.0)
                                          -----    -----       -----    -----
Net income as adjusted                    $30.9    $24.0       $70.6    $60.6
                                          -----    -----       -----    -----
Average common shares outstanding
    Common stock                           40.8     40.6        40.8     40.6

    Conversion of Series D Convertible
      Preferred Stock                       3.2      3.2         3.2      3.2

    Common stock equivalents -
      Assumed exercise of stock options     0.2      0.6         0.2      0.6
                                          -----    -----       -----    -----
                                           44.2     44.4        44.2     44.4
                                          -----    -----       -----    -----
Fully diluted earnings per share          $0.70    $0.54       $1.60    $1.37
                                          =====    =====       =====    =====





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